Exhibit (99.4)

ISSN 1718-8369

Volume 3, number 2	August 7, 2008

AS AT MAY 31, 2008

May 2008 highlights

☐            The budgetary balance for May 2008 for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $345 million.

—           This difference is attributable in particular to tax revenues that are proportionately lower early in the year because of the payment of the tax credit for child support and program spending being made more quickly because of the allocation details of certain grants.

☐            Budgetary revenue amounts to $5.2 billion, an increase of $72 million compared to last year. Own-source revenue stands at $4.0 billion while federal transfers amount to $1.2 billion.

☐            Program spending is up $194 million compared to last year, amounting to $5.0 billion. This increase results in particular from a rise in spending under the Health and Social Services mission.

☐            Debt service amounts to $560 million, up $11 million compared to May 2007.

On the basis of the cumulative results as at May 31, 2008, and as stipulated in the 2008-2009 budget, the budget will be balanced by using $1.4 billion from the budgetary reserve.

	May		April to May		March 2008 Budget
						Growth
	2007 [1]	2008	2007-2008 [1]	2008-2009	2008-2009%

BUDGETARY REVENUE
Own-source revenue	4 007	3 984	7 797	7 635	48 917	- 0.8
Federal transfers	1 075	1 170	2 182	2 331	14 063	3.2
Total	5 082	5 154	9 979	9 966	62 980	0.1
BUDGETARY EXPENDITURE
Program spending	- 4 791	- 4 985	- 9 824	- 10 263	- 56 948	4.2
Debt service	- 549	- 560	- 1 095	- 1 099	- 6 907	- 1.4
Total	- 5 340	- 5 545	- 10 919	- 11 362	- 63 855	3.6
NET RESULTS OF CONSOLIDATED ENTITIES [2]	45	98	172	260	447	—
Contingency reserve	—	—	—	—	- 200	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	- 213	- 293	- 768	- 1 136	- 628	—
Deposit of dedicated revenues in the Generations Fund	- 28	- 52	- 61	- 107	- 742	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	- 241	- 345	- 829	- 1 243	- 1 370	—
Budgetary reserve	—	—	—	—	1 370	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE
BALANCED BUDGET ACT	- 241	- 345	- 829	- 1 243	0	—

1                 The comparative figures for May 2007 have been restated to reflect the changes made to the accounting policies implemented in the accounting reform.

2                 Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and education networks, and the Generations Fund.

Cumulative results as at May 31, 2008

Budgetary balance

☐            Consistent with the historical trend, the cumulative results for the first two months of the year show spending running ahead of revenue. The monthly gap will narrow gradually over the coming months.

☐            For the period from April to May 2008, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $1.2 billion.

☐            Moreover, as forecast in the 2008-2009 budget, the budget will be balanced using $1.4 billion from the budgetary reserve, i.e. a portion of the accumulated amount as at March 31, 2008.

Budgetary revenue

☐            Since the beginning of the year, budgetary revenue amounts to $10.0 billion, similar to the total for May 2007.

☐            Own-source revenue stands at $7.6 billion, $162 million less than as at May 31, 2007. The increase in revenue attributable to economic growth was more than offset by the personal income tax cut in effect since January 1, 2008, and by larger refunds to businesses for the Québec sales tax.

☐            Federal transfers for the first two months of the current fiscal year amount to $2.3 billion, an increase of $149 million compared to the same period in 2007-2008.

Budgetary expenditure

☐            As at May 31, 2008, budgetary expenditure amounts to $11.4 billion, an increase of $443 million compared to last year.

☐            Program spending is up $439 million compared to last year, amounting to $10.3 billion. The largest changes are attributable to the Health and Social Services ($312 million) and Economy and Environment ($108 million) missions.

☐            Debt service amounts to $1.1 billion, comparable with the amount for May 2007.

Consolidated entities

☐            As at May 31, 2008, the net results of consolidated entities show a surplus of $260 million, i.e. $88 million more than last year.

Generations Fund

☐            Dedicated revenue paid into the Generations Fund amounts to $107 million.

Net financial requirements

☐            For the period from April to May 2008, net financial requirements stand at $1.6 billion, an amount similar to last year.

	May			April to May
	2007	2008	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	4 007	3 984	- 23	7 797	7 635	- 162
Federal transfers	1 075	1 170	95	2 182	2 331	149
Total	5 082	5 154	72	9 979	9 966	- 13
BUDGETARY EXPENDITURE
Program spending	- 4 791	- 4 985	- 194	- 9 824	- 10 263	- 439
Debt service	- 549	- 560	- 11	- 1 095	- 1 099	- 4
Total	- 5 340	- 5 545	- 205	- 10 919	- 11 362	- 443
NET RESULTS OF CONSOLIDATED ENTITIES	45	98	53	172	260	88
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	- 213	- 293	- 80	- 768	- 1 136	- 368
Deposit of dedicated revenues in the Generations Fund	- 28	- 52	- 24	- 61	- 107	- 46
BUDGETARY BALANCE FOR THE PURPOSES OF THE
BALANCED BUDGET ACT	- 241	- 345	- 104	- 829	- 1 243	- 414
Revenue dedicated to the Generations Fund	28	52	24	61	107	46
CONSOLIDATED BUDGETARY BALANCE	- 213	- 293	- 80	- 768	- 1 136	- 368
Consolidated non-budgetary surplus (requirements)	- 363	- 941	- 578	- 834	- 476	358
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 576	- 1 234	- 658	- 1 602	- 1 612	- 10

	May			April to May
			Changes			Changes
Revenue by source	2007	2008	%	2007-2008	2008-2009%
BUDGETARY REVENUE

Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 235	1 395	13.0	2 539	2 626	3.4
Contributions to Health Services Fund	414	419	1.2	847	900	6.3
Corporate taxes	362	269	- 25.7	668	620	- 7.2
Consumption taxes	1 390	1 344	- 3.3	2 431	2 302	- 5.3
Other sources	260	231	- 11.2	515	472	- 8.3
Total	3 661	3 658	- 0.1	7 000	6 920	- 1.1
Revenue from government enterprises	346	326	- 5.8	797	715	- 10.3
Total own-source revenue	4 007	3 984	- 0.6	7 797	7 635	- 2.1
Federal transfers
Equalization	597	669	12.1	1 194	1 338	12.1
Health transfers	307	320	4.2	616	639	3.7
Transfers for post-secondary education
and other social programs	114	110	- 3.5	228	220	- 3.5
Other programs	57	71	24.6	144	134	- 6.9
Total federal transfers	1 075	1 170	8.8	2 182	2 331	6.8
TOTAL BUDGETARY REVENUE	5 082	5 154	1.4	9 979	9 966	- 0.1

	May			April to May
			Changes			Changes
Expenditures by mission	2007	2008	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	2 157	2 316	7.4	4 129	4 441	7.6
Education and Culture	1 380	1 392	0.9	2 821	2 805	- 0.6
Economy and Environment	416	454	9.1	1 297	1 405	8.3
Support for Individuals and Families	452	422	- 6.6	882	871	- 1.2
Administration and Justice	386	401	3.9	695	741	6.6
Total program spending	4 791	4 985	4.0	9 824	10 263	4.5
Debt service	549	560	2.0	1 095	1 099	0.4
TOTAL BUDGETARY EXPENDITURE	5 340	5 545	3.8	10 919	11 362	4.1

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.